Exhibit 5.2.1

Form F-4

Exhibit 5.2.1

	•	NautaDutilh

Postbus 7113		Amsterdam, [Date]
1007 JC Amsterdam
Prinses Irenestraat 59
1077 WV Amsterdam
T +31 20 541 46 46
F +31 20 661 28 27

Acetex B.V.
c/o Acetex Corporation
750 World Trade center
999 Canada Place
Vancouver, B.C.
CANADA, V6C 3EI

Ladies and Gentlemen:

This opinion letter is rendered to you at your request in connection the filing by Acetex B.V. (“the Company”) of a registration statement on Form F-4 under the Securities Act 1993 with the United States Securities and Exchange Commission (the “Registration Statement”). Pursuant to the Indenture and the Registration Rights Agreement, USD 75,000,000 aggregate principal amount of the 10 7/8 % Senior Notes due 2009 (the “Exchange Notes”) are to be issued pursuant to an exchange offer in exchange for a like principal amount of the outstanding 10 7/8 % Senior Notes due 2009 (the “Original Notes”, the Exchange Notes and the Original Notes hereinafter referred to as the “Notes”).

This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Transaction Documents. However, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Transaction Documents or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised

50053823 AMS C 13050/10

NautaDutilh N.V. has its seat at Rotterdam, the Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (overeenkomst van opdracht) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request. ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its interpretation.

In rendering the opinions expressed herein, we have exclusively reviewed and we have relied upon the Transaction Documents and the Corporate Documents and we have assumed that the Transaction Documents have been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of Netherlands Law as at today’s date and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Netherlands Law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as such rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Netherlands Law subsequent to today’s date.

This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands Law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.                                       all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.                                      no defects attach to the incorporation of the Company (aan zijn totstandkoming geen gebreken kleven) and the Deed of Incorporation and the Articles of Association have been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) by a civil law notary (notaris), who had the power and authority to execute such deeds and such deeds comply with Netherlands Law (voldoen aan de eisen der wet);

c.                                       as of the date of this opinon and the date of each of the Transaction Documents the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), or (iv) been declared bankrupt (failliet verklaard), granted a suspension of payments (surseance van betaling verleend) or (v) been made subject to similar insolvency proceedings in other jurisdictions. The Extract and our inquiries of today over the telephone with the Bankruptcy Clerk’s Office support this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

d.                                      the Resolution is in full force and effect and the factual statements made in the Resolution are complete and correct;

e.                                       no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Company. This assumption is supported by the fact that, pursuant to the Extract, the Company has no employees;

f.                                         each of the Transaction Documents constitutes, under any applicable law including the laws of the State of New York to which they are expressed to be subject, the legal, valid and binding obligations of the parties to the Transaction Documents, other than the Company, enforceable against such parties in accordance with their terms and the choice of law clause and the jurisdiction clause contained in the Transaction Documents constitutes under any applicable law, a legal, valid and binding choice of law and submission to the jurisdiction of the State of New York;

g.                                      each of the Transaction Documents constitutes, under any applicable law including the laws of the State of New York to which they are expressed to be subject, other than Netherlands Law, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

h.                                      to the extent the law of the Netherlands, as determined pursuant to the rules of the The Hague Convention on the Law Applicable to Agency, is not applicable to (a) the existence of the authorithy of the persons who are authorised under any power of attorney to represent (the “Authorised Persons”) and (b) the effect of the exercise or purported exercise by the Authorised Persons of their authority, the Company is under the applicable law validly represented by any Authorised Persons signing the Transaction Documents;

Based upon and subject to the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.                                       The Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability).

Enforceability

2.                                       When the Exchange Notes, to be exchanged for the Original Notes as contemplated in the Registration Statement, have been duly executed and issued by Acetex Corporation in accordance with the relevant provisions of the Indenture and the Registration Rights Agreement, the guarantee by the Company of the Exchange Notes as set forth in the Indenture will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

Jurisdiction

3.                                       The submission by the Company in the Transaction Documents to the jurisdiction of the courts of the State of New York and the United States Federal Courts located in the Borough of Manhattan in the City of New York will be recognised by the Netherlands courts.

The opinions expressed above are subject to the following qualifications:

A.                                   As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Transaction Documents under the applicable law and the obligations of the parties to the Transaction Documents and we have made no investigation of such meaning and purport. Our review of the Transaction Documents and of any other documents subject or expressed to be subject to any law other than Netherlands Law has therefore been limited to the terms of such documents as they appear to us on their face.

B.                                     The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

C.                                     Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its receiver in bankruptcy (curator) if the objects of such entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of such objects in the articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. With regard to the assumption of joint and several liability, the giving of guarantees and the granting of security for the debts of a group company (for the purposes of this paragraph, jointly: “group company security”), legal writers have taken the view that, as a general rule, this is within the scope of the objects of a company, if the objects clause in its articles of association permits it to do so and, forming part of a group of companies, the company providing the group company security directly or indirectly benefits from the fact that another company belonging to the same group incurs the debt for which such group company security is provided (which, arguably, is the case in transactions as contemplated in the Transaction Documents), unless this would either endanger the company’s existence or impose an unreasonable burden on the company in relation to the benefit which it derives from providing such a group company security.

E.                                      A power of attorney or mandate granted by the Company, including but not limited to the appointment of an agent for service of process (to the extent that it can be considered a power of attorney):

a.                                       can only be made irrevocable to the extent that its object is the performance of legal acts in the interests of the attorney or a third party.  The competent Netherlands courts may at the request of the principal cancel the irrevocable quality of the power of attorney for compelling reasons; and

b.                                      will terminate upon the bankruptcy or become ineffective upon the suspension of payments of the principal and, unless otherwise provided, the attorney.

F.                                      Without regard to any choice of law clause contained in the Transaction Documents, the Netherlands courts:

a.                                       in relation to the manner of performance and the steps to be taken in the event of defective performance, may have regard to the law of the country where performance of the agreement takes place;

b.                                      may apply rules of Netherlands Law in a situation where they are mandatory irrespective of the law otherwise applicable to the agreement;

c.                                       where they deem appropriate, may apply the mandatory rules of the law of another country with which the situation has a close connection, if and in so far as, under the law of the latter country, those rules must be applied whatever the law applicable to the agreement; and

d.                                      may refuse to apply a rule of law otherwise applicable to the agreement, if such application is manifestly incompatible with the public policy (“ordre public”) of the Netherlands.

G.                                     The term “enforceable in accordance with its terms” as used in the opinion expressed in paragraph 2. means that if any party to the Transaction Documents brings an action (een rechtsvordering instellen) against the Company before a competent Netherlands Court seeking enforcement of the Transaction Documents, such court will provide some remedy subject to the terms of the Transaction Documents, the law of the State of New York and other applicable law and with due observance of the provisions of the NCCP.

H.                                    The enforceability of the obligations of the Company under the Transaction Documents against the Company in the Netherlands may be limited or affected by:

a.                                       any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditor’s rights generally; it should be noted that bankruptcy and moratorium of payments are deemed to be granted as of 0.00 a.m. on the day bankruptcy has been declared or moratorium of payments has been granted and

b.                                      the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available to receivers in bankruptcy or creditors in other jurisdictions;

c.                                       claims based on tort (onrechtmatige daad); and

d.                                      sanctions implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten) or European Community Regulations.

I.                                         No opinion is expressed as to the validity or enforceability of any security right purported or intended to be vested by or pursuant to the Transaction Documents or with respect to any consents, approvals, licenses, orders, notices, or filings necessary to ensure the validity or enforceability of any security right purported or intended to be vested by or pursuant to the Transaction Documents.

J.                                        Netherlands courts may, notwithstanding any provision to the contrary in any of the Transaction Documents, assume jurisdiction if a plaintiff:

a.                                       seeks provisional measures in preliminary relief proceedings (kort geding) as provided for in Article 254 NCCP et seq.;

b.                                      files a request for the levy of a pre-trial attachment (conservatoir beslag) as provided for in Article 700 NCCP et seq.

Yours faithfully,

NautaDutilh N.V.

EXHIBIT A LIST OF DEFINITIONS

“Articles of Association”

the deeds of amendment to the articles of association of the Company, dated 31 January 2003, which according to the Extract contain the articles of association of the Company in force on the date hereof

“Bankruptcy Clerk’s Office”	the Amsterdam Court Bankruptcy Clerk’s office (faillissementsgriffie van de rechtbank teAmsterdam)

“Commercial Register”	the Amsterdam Chamber of Commerce Commercial Register (handelsregister gehouden door de Kamer van Koophandel en Fabrieken te Amsterdam)

“Company”	Acetex B.V.

“Corporate Documents”	the documents listed in Exhibit C

“Deed of Incorporation”	the deed of incorporation (akte van oprichting), dated 18 January 1995

“Exhibit”	an exhibit to this opinion letter

“Extract”	extract from the Commercial Register, dated 3 November 2003 relating to the Company

“Indenture”	the Indenture dated 7 August 2001 between the Company, Acetex Corporation, Acetex LLC and The Bank of New York, as Trustee, pursuant to which, inter alia, the Company guarantees the Exchange Notes

“NCB”	the Netherlands Central Bank (De Nederlandsche Bank N.V.)

“NCC”	the Netherlands Civil Code

“NCCP”	the Netherlands Code of Civil Procedure

“the Netherlands”	the Kingdom of the Netherlands, excluding Aruba and the Netherlands Antilles

“Netherlands Law”

the laws with general applicability of the Netherlands, and, in so far as they are directly applicable in the Netherlands, of the European Community, as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be

“Purchase Agreement”	the Purchase Agreement, dated as of 25 July 2003 made between the Company, Acetex Corporation, Acetex LLC and UBS Securities LLC (as defined therein)

“Registration Rights Agreement”	among Acetex Corporationm Acetex LLC, Acetex, J.P. Morgan Securities Inc., Credit Suisse First Boston, Deutsche Bank Alex Brown and UBS Warburg, dated 5 August 2003

“Resolution”	the resolution of the managing board (bestuur), dated 25 July 2003 of the Company

“Supplemental Indenture”	the Supplemental Indenture dated 5 August 2003 between the Company, Acetex Corporation, Acetex LLC and The Bank of New York, as Trustee

“Transaction Documents”	the documents listed in Exhibit B hereto

EXHIBIT B

LIST OF
TRANSACTION DOCUMENTS

1.             a scanned copy of the executed Purchase Agreement;

2.             a scanned copy of the executed Indenture; and

3.             a scanned copy of the executed Supplemental Indenture

4.             an execution copy of the Registration Rights Agreement

EXHIBIT C

LIST OF
CORPORATE DOCUMENTS

1.             a fax copy of the Deed of Incorporation;

2.             a fax copy of the Articles of Association;

3.             a fax copy of the Extract;

4.             a scanned copy of the Resolution.